Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Director, Strategic Planning
	713/646-4560 — 800/564-3036	713/646-4487 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Announces
Extension of Exchange Offer
     (Houston — December 14, 2006) Plains All American Pipeline, L.P. (the “Partnership”) (NYSE: PAA) today announced that it has extended to 5:00 p.m., Eastern Time, on December 20, 2006, its offer to exchange (the “Exchange Offer”) all of its outstanding 6.70% Senior Notes due 2036 (the “Old Notes”) for its 6.70% Senior Notes due 2036 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer had been scheduled to expire at 5:00 p.m., Eastern Time, on December 13, 2006. As of 5:00 p.m., Eastern Time, on December 13, 2006, Old Notes in the approximate aggregate principal amount of $249.5 million had been tendered in the Exchange Offer.
     This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to sell or exchange the Old Notes or New Notes. The Exchange Offer was made solely by the Partnership’s Prospectus dated November 3, 2006, including any supplements thereto, and is subject to certain conditions specified therein.
     For more information, contact the Exchange Agent, U.S. Bank, National Association, Attn: Brandi Steward, U.S. Bank Corporate Trust Services, Specialized Finance Dept., 60 Livingston Avenue, St. Paul, Minnesota, 55107 (Facsimile: 651-495-8138).
     Holders of Old Notes who do not tender before 5:00 p.m., Eastern Time, on December 20, 2006, will continue to hold unregistered securities and will have no right to compel the Partnership to register their Old Notes under the Securities Act.
     Plains All American Pipeline, L.P. is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC, the Partnership also develops and operates natural gas storage facilities. Headquartered in Houston, Texas, the Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.”
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333 Clay Street, Suite 1600            Houston, Texas 77002          713-646-4100 / 800-564-3036